EXHIBIT 10.3

MINUTES OF A SPECIAL MEETING

OF

THE BOARD OF DIRECTORS

OF

BLUE EARTH, INC.

A Special meeting (the “Meeting”) of the Board of Directors of Blue Earth, Inc., a Nevada corporation (the “Company”) was held telephonically at the corporate offices of the Company, 2298 Horizon Ridge Parkway, Suite 205, Henderson, NV 89052 on February 24, 2011.  The Meeting commenced at 8:03 AM (PCT).

Present at the Meeting were Mr. Laird Q. Cagan, Chairman of the Board, and Dr. Johnny R. Thomas, constituting the entire Board of Directors.  Also present at the invitation of the Board of Directors was John C. Francis, Vice President.

The Board Members and guest of the Board participated in the Meeting by means of conference telephone equipment through which all persons in attendance could hear each other. Mr. Cagan acted as Chairman of the Meeting and Mr. Francis acted as Secretary of the Meeting.

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A discussion was held about the Compensation for Mr. Laird Q. Cagan.  A motion was made and passed by Dr. Thomas approving the following compensation for Mr. Cagan.  Mr. Cagan abstained from voting.

•

100,000 restricted shares, valued at $1.24 per share, for a two-year term, vesting annually, as Chairman of the Board.  Half of the shares vest upon the date Mr. Cagan was appointed to the Board and the other half vested one year later.  This establishes a Director’s compensation of $62,000 per year.

•

A two-year consulting agreement for 500,000 warrants with an exercise price of $1.25 based on the closing price for the past 10 trading days exercisable for a period of 5 years.  The warrants will vest 62,500 per quarter over the two-year vesting period, starting on the effective date of the consulting agreement.

There being no further discussions to come before the board, upon motion duly made and seconded the Meeting was adjourned at 9:26 A.M. (PCT).

Dated as of February 24, 2011

/s/ Laird Q. Cagan

Laird Q. Cagan, Chairman of the Meeting

/s/ Johnny R. Thomas

Johnny R. Thomas, Director

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